                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6)*


                               Russel Metals Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    781903604
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]    Rule 13d-1(b)
                  [ ]    Rule 13d-1(c)
                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

         CUSIP NO.    781903604
                   ---------------

--------------------------------------------------------------------------------------------------------------------

         1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

                  V. Prem Watsa
                  --------------------------------------------------------------------------------------------------

                  (No S.S. or I.R.S. Identification Nos.)

--------------------------------------------------------------------------------------------------------------------


         2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                  (a)      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                  (b)      X  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------------------------------------------


         3)       SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


--------------------------------------------------------------------------------------------------------------------


         4)       Citizenship or Place of Organization   Canada
                                                       -------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------


Number of Shares                    (5)     Sole Voting Power                     -0-
                                                              ------------------------------------------------------

Beneficially Owned
                                    --------------------------------------------------------------------------------

by Each Reporting                   (6)     Shared Voting Power           9,358,200
                                                                 ---------------------------------------------------
Person With
                                    --------------------------------------------------------------------------------

                                    (7)     Sole Dispositive Power            -0-
                                                                   -------------------------------------------------


                                    (8)     Shared Dispositive Power    9,358,200
                                                                     -----------------------------------------------

--------------------------------------------------------------------------------------------------------------------


         9)       Aggregate Amount Beneficially Owned by Each Reporting Person   9,358,200

--------------------------------------------------------------------------------------------------------------------


         10)      Check if the Aggregate Amount in Row (9) Excludes Certain
                  Shares (See Instructions) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------------------------------------------

         11)      Percent of Class Represented by Amount in Row 9           24.6%
                                                                  --------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

         12)      Type of Reporting Person (See Instructions)          IN     (Canadian)
                                                              ------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------



                                      2(1)

         CUSIP NO.    781903604
                   ---------------

--------------------------------------------------------------------------------------------------------------------

         1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

                  The Sixty Two Investment Company Limited
                  --------------------------------------------------------------------------------------------------

                  (No S.S. or I.R.S. Identification Nos.)

--------------------------------------------------------------------------------------------------------------------


         2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                  (a)      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                  (b)      X   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . .

--------------------------------------------------------------------------------------------------------------------


         3)       SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


--------------------------------------------------------------------------------------------------------------------


         4)       Citizenship or Place of Organization   British Columbia, Canada
                                                       -------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------


Number of Shares                    (5)     Sole Voting Power                 -0-
                                                              ------------------------------------------------------

Beneficially Owned
                                    --------------------------------------------------------------------------------

by Each Reporting                   (6)     Shared Voting Power           9,358,200
                                                               -----------------------------------------------------
Person With
                                    --------------------------------------------------------------------------------

                                    (7)     Sole Dispositive Power            -0-
                                                                   -------------------------------------------------


                                    (8)     Shared Dispositive Power    9,358,200
                                                                     -----------------------------------------------

--------------------------------------------------------------------------------------------------------------------

         9)       Aggregate Amount Beneficially Owned by Each Reporting Person   9,358,200

--------------------------------------------------------------------------------------------------------------------


         10)      Check if the Aggregate Amount in Row (9) Excludes Certain
                  Shares (See Instructions) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------------------------------------------


         11)      Percent of Class Represented by Amount in Row 9              24.6%
                                                                  --------------------------------------------------


--------------------------------------------------------------------------------------------------------------------


         12)      Type of Reporting Person (See Instructions)           CO    (Canadian)
                                                              ------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------



                                                       2(2)

         CUSIP NO.    781903604
                   ---------------

-------------------------------------------------------------------------------------------------------------------

         1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

                  810679 Ontario Ltd.
                  -------------------------------------------------------------------------------------------------

                  (No S.S. or I.R.S. Identification Nos.)

-------------------------------------------------------------------------------------------------------------------


         2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                  (a)      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                  (b)      X  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------------------------------------------


         3)       SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


--------------------------------------------------------------------------------------------------------------------


         4)       Citizenship or Place of Organization   Ontario, Canada
                                                       -------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------


Number of Shares                    (5)     Sole Voting Power                     -0-
                                                              ------------------------------------------------------
Beneficially Owned
                                    --------------------------------------------------------------------------------

by Each Reporting                   (6)     Shared Voting Power           9,358,200
                                                                 ---------------------------------------------------
Person With
                                    --------------------------------------------------------------------------------

                                    (7)     Sole Dispositive Power            -0-
                                                                   -------------------------------------------------


                                    (8)     Shared Dispositive Power    9,358,200
                                                                    ------------------------------------------------

--------------------------------------------------------------------------------------------------------------------


         9)       Aggregate Amount Beneficially Owned by Each Reporting Person 9,358,200

--------------------------------------------------------------------------------------------------------------------


         10)      Check if the Aggregate Amount in Row (9) Excludes Certain
                  Shares (See Instructions) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

-------------------------------------------------------------------------------------------------------------------


         11)      Percent of Class Represented by Amount in Row 9                  24.6%
                                                                  -------------------------------------------------


-------------------------------------------------------------------------------------------------------------------


         12)      Type of Reporting Person (See Instructions)         CO    (Canadian)
                                                              -----------------------------------------------------

-------------------------------------------------------------------------------------------------------------------


                                                       2(3)

         CUSIP NO.    781903604
                   ---------------

-------------------------------------------------------------------------------------------------------------------

         1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

                  Fairfax Financial Holdings Limited
                  -------------------------------------------------------------------------------------------------
                  (No S.S. or I.R.S. Identification Nos.)

-------------------------------------------------------------------------------------------------------------------


         2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                  (a)      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                  (b)      X  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

-------------------------------------------------------------------------------------------------------------------


         3)       SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


-------------------------------------------------------------------------------------------------------------------


         4)       Citizenship or Place of Organization   Canada
                                                       ------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------


Number of Shares                    (5)     Sole Voting Power               -0-
                                                              -----------------------------------------------------

Beneficially Owned
                                    -------------------------------------------------------------------------------

by Each Reporting                   (6)     Shared Voting Power           9,358,200
                                                                 --------------------------------------------------
Person With
                                    -------------------------------------------------------------------------------

                                    (7)     Sole Dispositive Power          -0-
                                                                   ------------------------------------------------


                                    (8)     Shared Dispositive Power    9,358,200
                                                                     ---------------------------------------------

-------------------------------------------------------------------------------------------------------------------


         9)       Aggregate Amount Beneficially Owned by Each Reporting Person 9,358,200

-------------------------------------------------------------------------------------------------------------------


         10)      Check if the Aggregate Amount in Row (9) Excludes Certain
                  Shares (See Instructions) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

-------------------------------------------------------------------------------------------------------------------


         11)      Percent of Class Represented by Amount in Row 9           24.6%
                                                                  --------------------------------------------


-------------------------------------------------------------------------------------------------------------------


         12)      Type of Reporting Person (See Instructions)        HC    (Canadian)
                                                              ------------------------------------------------


-------------------------------------------------------------------------------------------------------------------



                                                       2(4)

         CUSIP NO.    781903604
                   ---------------

-------------------------------------------------------------------------------------------------------------------

         1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

                  Hamblin Watsa Investment Counsel Ltd.
                  -------------------------------------------------------------------------------------------------

                  (No S.S. or I.R.S. Identification Nos.)

-------------------------------------------------------------------------------------------------------------------

         2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                  (a)      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                  (b)      X  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

-------------------------------------------------------------------------------------------------------------------


         3)       SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


-------------------------------------------------------------------------------------------------------------------


         4)       Citizenship or Place of Organization   Canada
                                                       ------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------


Number of Shares                    (5)     Sole Voting Power                 -0-
                                                              -----------------------------------------------------

Beneficially Owned
                                    -------------------------------------------------------------------------------

by Each Reporting                   (6)     Shared Voting Power           9,358,200
                                                                 --------------------------------------------------
Person With
                                    -------------------------------------------------------------------------------

                                    (7)     Sole Dispositive Power            -0-
                                                                   ------------------------------------------------


                                    (8)     Shared Dispositive Power      9,358,200
                                                                     ---------------------------------------------

-------------------------------------------------------------------------------------------------------------------


         9)       Aggregate Amount Beneficially Owned by Each Reporting Person   9,358,200

-------------------------------------------------------------------------------------------------------------------


         10)      Check if the Aggregate Amount in Row (9) Excludes Certain
                  Shares (See Instructions) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

-------------------------------------------------------------------------------------------------------------------


         11)      Percent of Class Represented by Amount in Row 9          24.6%
                                                                  -------------------------------------------------


-------------------------------------------------------------------------------------------------------------------


         12)      Type of Reporting Person (See Instructions)              CO and IA    (Canadian)
                                                              -----------------------------------------------------


-------------------------------------------------------------------------------------------------------------------



                                      2(5)

                                    ITEM 1(a)


Name of Issuer:                    Russel Metals Inc.
                 ---------------------------------------------------------------


                                    ITEM 1(b)

Address of Issuer's Principal Executive Offices:   1900 Minnesota Court, Suite
                                                 -------------------------------
210, Mississauga, Ontario, Canada  L5N 3C9
--------------------------------------------------------------------------------


                                    ITEM 2(a)

Names of Persons Filing:      V. Prem Watsa, The Sixty Two Investment Company
                              --------------------------------------------------
Limited, 810679 Ontario Ltd., Fairfax Financial Holdings Limited and Hamblin
--------------------------------------------------------------------------------
Watsa Investment Counsel Ltd.  (See Note 1 below)
--------------------------------------------------------------------------------


                                    ITEM 2(b)

Address of Principal Business Office or, if none, Residence:
  95 Wellington Street West, Suite 802, Toronto, Ontario, Canada   M5J 2N7
--------------------------------------------------------------------------------


                                    ITEM 2(c)

Citizenship:    Canada
              ------------------------------------------------------------------


                                    ITEM 2(d)

Title of Class of Securities:    Common Shares
                               -------------------------------------------------


                                    ITEM 2(e)


CUSIP Number:             781903604
               -----------------------------------------------------------------


                                     ITEM 3

If this statement is filed pursuant to Rule 13d-1(b), check whether the person filing is a:

--------

         Note 1: Mr. Watsa, The Sixty Two Investment Company Limited, 810679 Ontario Ltd. and Hamblin Watsa Investment Counsel Ltd. are filing this Schedule 13G pursuant to a no-action letter dated June 8, 1994 from the Commission to Fairfax Financial Holdings Limited.

         (a)     [ ] Broker or Dealer registered under Section 15 of the Act
         (b)     [ ] Bank as defined in Section 3(a)(6) of the Act
         (c)     [ ] Insurance Company as defined in Section 3(a)(19) of the
                     Act
         (d)     [ ] Investment Company registered under Section 8 of the
                     Investment Company Act
         (e)     [ ] Investment Adviser in accordance with Section
                     240.13d-1(b)(1)(ii)(E)
         (f)     [ ] Employee Benefit Plan or Endowment Fund in accordance
                     with ss.240.13d-1(b)(1)(ii)(F)
         (g)     [X] Parent Holding Company or Control Person in accordance with ss.240.13d-1(b)(ii)(G)  (See Note 2 below)
         (h)     [ ] A savings associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i)     [ ] A church plan that is excluded from the definition of an
                     3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j)     [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

                                     ITEM 4

Ownership.
---------

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount Beneficially Owned:
                           9,358,200
                  --------------------------------------------------------------

         (b)      Percent of Class:
                          24.6%
                  --------------------------------------------------------------

         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote        -0-
                                                                    ------------

                  (ii)     shared power to vote or to direct the vote  9,358,200
                                                                      ----------
                  (iii)    sole power to dispose or to direct the disposition
                           of                                                -0-
                                                                      ----------

--------
         Note 2: The filing of this Schedule 13G and the statements therein shall not be construed as an admission that Mr. Watsa, The Sixty Two Investment Company Limited, 810679 Ontario Ltd. or Fairfax Financial Holdings Limited are for the purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 the beneficial owners of the Issuer's Common Shares or have any pecuniary interest therein.

                  (iv)     shared power to dispose or to direct the disposition
                           of                                       9,358,200
                                                                 ---------------

                                     ITEM 5

Ownership of Five Percent or Less of a Class.
--------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
                                     ITEM 6

Ownership of More than Five Percent on Behalf of Another Person.
---------------------------------------------------------------

         Not applicable.
                                     ITEM 7

Identification and Classification of Subsidiary Which Acquired the Security
---------------------------------------------------------------------------
Being Reported on By the Parent Holding Company.
------------------------------------------------

         Mr. Watsa, directly, and indirectly through The Sixty Two Investment Company Limited and 810679 Ontario Ltd., owns the controlling equity voting interest of Fairfax Financial Holdings Limited ("Fairfax"). Fairfax is filing this Schedule 13G on behalf of seven of Fairfax's subsidiary corporations, (1) Lombard General Insurance Company of Canada (formerly The Continental Insurance Company of Canada Inc.) ("Lombard") which owns 2,202,300 Common Shares of the Issuer, (2) Ranger Insurance Company ("Ranger") which owns 591,100 Common Shares of the Issuer, (3) Odyssey Reinsurance Corporation (formerly Skandia America Reinsurance Corporation) ("Odyssey") which owns 1,738,500 Common Shares of the Issuer, (4) North River Insurance Company ("North River") which owns 2,000,000 Common Shares of the Issuer, (5) Odyssey America Reinsurance Corporation (formerly TIG Re Insurance Company ("Odyssey America") which owns 2,000,000 Common Shares of the Issuer, (6) TIG Insurance Co. ("TIG CO.") which owns 391,700 Common Shares, (7) Hamblin Watsa Investment Counsel Ltd., a Canadian investment adviser ("Hamblin") and (8) Fairfax Financial Holdings Pooled Pension Plan ("Pension Plan") which owns 434,600 Common Shares. Hamblin, through its investment advisory agreements with Lombard, Ranger, Odyssey, North River, Odyssey America, TIG CO. and the Pension Plan, shares the power to vote, and the power to dispose of 9,358,200 Common Shares of the Issuer. Exhibit A attached hereto states the identity and Item 3 classification of Lombard, Ranger, Odyssey, North River, Odyssey America, TIG CO., Hamblin and the Pension Plan.


                                     ITEM 8

Identification and Classification of Members of the Group.

         Not applicable.

                                     ITEM 9

Notice of Dissolution of Group.
------------------------------

         Not applicable.



                                     ITEM 10


Certification.
-------------

         By signing below I certify that, to the best and my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             Date:    January 31, 2002
                                                              --

                                             /s/  V. Prem Watsa
                                             -----------------------------------
                                             Signature

                                             /s/  V. Prem Watsa
                                             -----------------------------------
                                             Name

                                             THE SIXTY TWO INVESTMENT COMPANY
                                             LIMITED

                                             By: /s/  V. Prem Watsa
                                                --------------------------------


                                                Signature

                                                V. Prem Watsa, President
                                                ----------------------------

                                                Name / Title

                                             810679 ONTARIO LTD.

                                             By:  /s/  V. Prem Watsa
                                                 -------------------------------

                                                 Signature

                                                   V. Prem Watsa, President
                                               ---------------------------------
                                                   Name / Title

                                         FAIRFAX FINANCIAL HOLDINGS LIMITED

                                         By:  /s/ Bradley P. Martin
                                             -----------------------------------

                                                   Signature

                                               Bradley P. Martin, Vice President
                                             -----------------------------------
                                               Name / Title



                                         HAMBLIN WATSA INVESTMENT COUNSEL LTD.

                                         By:  /s/ A.F. Hamblin
                                             -----------------------------------
                                             Signature

                                              A.F. Hamblin, President
                                             -----------------------------------
                                              Name / Title

                                    EXHIBIT A

                            TO SCHEDULE 13G FILED BY
                  FAIRFAX FINANCIAL HOLDINGS LIMITED AND OTHERS



RELEVANT SUBSIDIARY                                  ITEM 3 CLASSIFICATION


Lombard General Insurance
Company of Canada                                    (c)  Insurance Company


Ranger Insurance Company                             (c)  Insurance Company


Odyssey  Reinsurance
Corporation                                          (c)  Insurance Company

North River Insurance Company                        (c)  Insurance Company


Odyssey America Reinsurance
Corporation                                          (c) Insurance Company

Hamblin Watsa Investment
Counsel Ltd.                                         (e)  Investment Advisor


TIG Insurance Co.                                    (c) Insurance Company

Fairfax Financial Holdings
Pooled Pension Plan                                  (f) Employee Benefit Plan